Exhibit 99.1

Sbarro, Inc.

Announces Results of Operations for the First Quarter Ended March 29, 2009

Melville, New York – May 18, 2009 – Sbarro, Inc. (the “Company”) announced today results of operations for the first quarter ended March 29, 2009. The Company’s detailed results are included in its Quarterly Report on Form 10-Q, which was filed with the SEC on May 13, 2009.

First Quarter Financial Results

Revenues were $79.6 million for the quarter ended March 29, 2009 as compared to revenues of $83.2 million for the quarter ended March 30, 2008. The decrease in revenues was primarily due to a 4.8% decrease in Company-owned comparable-unit sales offset by revenues generated by new Company-owned stores opened in 2008 and the first quarter of 2009. The decrease in comparable unit sales primarily reflects reduced mall traffic throughout the United States as a result of the current economic environment along with Easter week falling in the second quarter of 2009 versus the first quarter of 2008. Domestic franchise comparable unit sales declined 4.3%. International franchise comparable-unit sales declined 24.9%, of which half was attributable to the increase in the value of the U.S. dollar.

Net loss for the quarter ended March 29, 2009 was $5.7 million as compared to a net loss of $2.8 million for the quarter ended March 30, 2008. The increase in net loss resulted primarily from the decline in comparable-unit sales, partially offset by earnings from stores opened in 2009 and 2008 as well as lower commodity costs and cost controls implemented in 2009.

EBITDA, as calculated in accordance with the terms of the Company’s bank credit agreements, was $9.1 million for the quarter ended March 29, 2009 as compared to $7.6 million for the quarter ended March 30, 2008.

The Company was in compliance with all covenants as calculated in accordance with the terms of the Company’s bank credit agreements for the quarter ended March 29, 2009.

As discussed in Exhibit A, EBITDA is a non-GAAP financial measure that management believes is an important metric for us to report to our investors, as we consider it a helpful additional indicator of our ability to meet future debt obligations and to comply with certain covenants in our borrowing agreements which are tied to this metric. Exhibit A includes a reconciliation of EBITDA to net loss, which is the most directly comparable financial measure under United States Generally Accepted Accounting Principles (“GAAP”). Exhibit A also identifies adjustments to EBITDA that are provided for under the Company’s bank credit agreements.

Peter Beaudrault, Chairman of the Board, President and CEO of Sbarro, commented, “Our first quarter results continue to be impacted by the slowdown in consumer spending worldwide; however, with lower commodity costs and aggressive cost controls we were able to produce higher year over year EBITDA under our bank credit agreements in line with expectations set forth in our recent amendment.”

About the Company

Based in Melville, New York, we are the world’s leading Italian quick service restaurant concept and the largest shopping mall-focused restaurant concept in the world. We have 1,072 restaurants in 45 countries. Sbarro restaurants feature a menu of popular Italian food, including pizza, a selection of pasta dishes and other hot and cold Italian entrees, salads, sandwiches, drinks and desserts. Additional information is available at http://www.sbarro.com/.

Forward-Looking Statement Disclosure

This press release contains “forward-looking statements,” as such term is used in the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements about non-historical matters and often are identified by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “target,” “can,” “could,” “may,” “should,” “will,” “would” and similar expressions. These forward-looking statements include statements about anticipated future store openings and growth and involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance, achievements or transactions of Sbarro and its affiliates to be materially different from any future results, performance, achievements or transactions expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include: (1) general economic, inflation, national security, weather and business conditions; (2) decrease in mall traffic, and other events arising from the downturn in the economy, such as continued increases in energy and commodity costs that negatively affect consumer spending; (3) the availability of suitable restaurant sites in appropriate regional shopping malls and other locations on reasonable rental terms; (4) changes in consumer tastes; (5) changes in population and traffic patterns, including the effects that military action and terrorism or other events may have on the willingness of consumers to frequent malls, airports or downtown areas which are the predominant areas in which our restaurants are located; (6) our ability to continue to attract franchisees; (7) the success of our present, and any future, joint ventures and other expansion opportunities; (8) changes in commodity and commodity related prices (particularly cheese and flour), beverage and paper products; (9) our ability to pass along cost increases to our customers; (10) increases in the Federal minimum wage; (11) the continuity of services of members of our senior management team; (12) our ability to attract and retain competent restaurant and executive managerial personnel; (13) competition; (14) the level of, and our ability to comply with, government regulations; (15) our ability to generate sufficient cash flow to make interest payments under our borrowing agreements; (16) our ability to comply with financial covenants and ratios and the effects the restrictions imposed by those financial covenants and ratios may have on our ability to operate our business; (17) our ability to repurchase and/or repay amounts under our borrowing agreements to the extent required in the event of certain circumstances as defined in our borrowing agreements; and (18) other factors discussed in our filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward- looking statements, whether as a result of new information, future events or otherwise. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

[Financial schedules to follow]

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Contact:

Carolyn Spatafora

Senior Vice President of Finance

(631) 715-4100

SBARRO, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands)

	For the quarter ended March 29, 2009	For the quarter ended March 30, 2008
Revenues:
Restaurant sales	$76,283	$79,753
Franchise related income	3,299	3,485

Total revenues	79,582	83,238

Costs and expenses:
Cost of food and paper products	15,498	17,382
Payroll and other employee benefits	21,239	22,313
Other operating costs	29,844	29,786
Other income, net	(1,176)	(1,219)
Depreciation and amortization	4,201	4,118
General and administrative	8,567	7,235
Asset impairment, restaurant closings/remodels	714	167

Total costs and expenses, net	78,887	79,782

Operating income	695	3,456

Other (expense) income:
Interest expense	(5,841)	(7,736)
Write-off of deferred financing costs	(423)	—
Interest income	32	73

Net other expense	(6,232)	(7,663)

Loss before income taxes and equity investments	(5,537)	(4,207)
Income tax expense (benefit)	104	(1,829)

Loss before equity investments	(5,641)	(2,378)
Loss from equity investments	(55)	(150)

Net loss	(5,696)	(2,528)
Net income attributable to noncontrolling interests	(14)	(223)

Net loss attributable to Sbarro, Inc.	$(5,710)	$(2,751)

Sbarro, Inc.

EBITDA Reconciliation

For the Quarters Ended March 29, 2009 and March 30, 2008

(unaudited)

EBITDA represents earnings before interest income, interest expense, taxes, depreciation and amortization. EBITDA, as calculated under the Company’s bank credit agreements, includes certain additional adjustments, as set forth in the reconciliation that follows. EBITDA is a non-GAAP financial measure and should not be considered in isolation from, or as a substitute for, net income, cash flow from operations or other cash flow statement data prepared in accordance with United States generally accepted accounting principles (“GAAP”) or as a measure of a company’s profitability or liquidity. Rather, we believe that EBITDA provides relevant and useful information for analysts of, and investors in, our Senior Notes due 2015 (“Senior Notes”), and our lenders as EBITDA is one of the measures used in calculating our compliance with certain financial ratios in the indenture governing our Senior Notes and in determining compliance with certain financial covenants under the company’s bank credit agreements.

Our calculation of EBITDA may not be comparable to a similarly titled measure reported by other companies, since all companies do not calculate this non-GAAP measure in the same manner. Our EBITDA calculations are not intended to represent cash provided by (used in) operating activities since they do not include interest and taxes and changes in operating assets and liabilities, nor are they intended to represent a net increase in cash since they do not include cash provided by (used in) investing and financing activities. The calculation of EBITDA under our bank credit agreements and under the indenture governing our Senior Notes may differ, because of differences in the definitions contained in those two documents. We provide a calculation of EBITDA under our bank credit agreements because we are required to satisfy a quarterly financial measurement that uses EBITDA as a compliance metric. Our indenture does not include a similar quarterly compliance covenant.

Exhibit A

The following tables reconcile the net loss for the following periods in 2009 and 2008, respectively, to EBITDA as defined in the Company’s bank credit agreements for the same periods. We believe that net loss is the most directly comparable GAAP financial measure to EBITDA. All amounts below are in thousands.

	For the quarter ended March 29, 2009	For the quarter ended March 30, 2008
Net loss	$(5,710)	$(2,751)
Interest expense	5,841	7,736
Interest income	(32)	(73)
Income tax expense (benefit)	104	(1,829)
Depreciation and amortization	4,201	4,118

EBITDA	4,404	7,201
Non-recurring income (1)	—	(500)
Non cash adjustments (2)	1,403	268
Litigation charges, net (3)	212	(100)
Preopening expenses	293	301
Management fee	257	258
Store closing costs (4)	538	167
Severance and eliminated positions (5)	1,320	2
Restructuring related expenses (6)	46	—
Joint venture operations	202	—
Professional fees expensed for credit amendment (7)	418	—

EBITDA in accordance with the bank (8) credit agreements	$9,093	$7,597

(1)	Non-recurring income is compensation received from a landlord for a lease on a location that was terminated involuntarily

(2)	Non cash adjustments include deferred rent and amortization and write-off of deferred financing costs.

(3)	Net accrued (cash paid) for litigation settlements.

(4)	Operating losses and lease termination expenses attributable to stores closed.

(5)	Expenses related to consolidation, severance or the discontinuance of any portion of operations, employees and/or management.

(6)	Consulting, advisory and other restructuring related expenses.

(7)	Financial advisory, accounting, legal and other similar advisory and consulting fees and other out-of-pocket expenses resulting from the credit facility amendment and 2nd lien transaction deducted from net income.

(8)	EBITDA as defined in the Company’s bank credit agreements for the LTM period ending March 29, 2009 was $45.9 million.

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